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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04315D400
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]     Rule 13d-1(a)

 [ ]     Rule 13d-1(b)

 [X]     Rule 13d-1(c)


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                                         13G
CUSIP NO. 04315D400                                      Page 2 of 4 Pages
-------------------------                              ------------------------

  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Donald P. Muller

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                            (b) [ ]

  3.    SEC USE ONLY


  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


                      5.   SOLE VOTING POWER

     NUMBER OF                   329,177

      SHARES
                      6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                      7.   SOLE DISPOSITIVE POWER
       EACH
                                329,177
     REPORTING

    PERSON WITH       8.   SHARED DISPOSITIVE POWER




  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              329,177

  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              9.5%

  12.   TYPE OF REPORTING PERSON
              IN

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-------------------------                              ------------------------
                                         13G
CUSIP NO. 04315D400                                      Page 3 of 4 Pages
-------------------------                              ------------------------



 ITEM 1(a).  NAME OF ISSUER:

                    ARTISTdirect, Inc.

 ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    5670 Wilshire Boulevard, Suite 200
                    Los Angeles, CA  90036

 ITEM 2(a).  NAME OF PERSON FILING:

                    Donald P. Muller

 ITEM 2(d).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    5670 Wilshire Boulevard, Suite 200
                    Los Angeles, CA  90036

 ITEM 2(c).  CITIZENSHIP

                    United States

 ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.01 per share

 ITEM 2(e).  CUSIP NUMBER:

                    04315D400

  ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable


  ITEM 4.    OWNERSHIP.

                 Amount Beneficially

             (a) Owned:                    329,177



             (b) Percent of Class:            9.5%

             (c) Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote:          329,177

                 (ii) Shared power to vote or to direct the vote:

                 (iii) Sole power to dispose or to direct the disposition of:
                                                                        329,177

                 (iv) Shared power to dispose or to direct the disposition of:


  ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

  ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                    Not Applicable


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   CUSIP NO. 04315D400                 13G                  Page 4 of 4 Pages
-------------------------                              ------------------------



  ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                    Not Applicable

  ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

  ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

  ITEM 10.   CERTIFICATIONS.

                    Not Applicable


                                        SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 2002
                                          --------------------------------------
                                                        Date

                                                   /s/  DONALD P. MULLER
                                          --------------------------------------
                                                        (Signature)

                                          Name: Donald P. Muller